Exhibit 99.1

FOR IMMEDIATE RELEASE

For:	Cathay General Bancorp	Contact:	Heng W. Chen
	777 N. Broadway		(626) 279-3652
Los Angeles, CA 90012

Cathay General Bancorp Announces First Quarter 2025 Results

Los Angeles, Calif., April 21, 2025: Cathay General Bancorp (the “Company”, “we”, “us”, or “our”) (Nasdaq: CATY), the holding company for Cathay Bank, today announced its unaudited financial results for the quarter ended March 31, 2025. The Company reported net income of $69.5 million, or $0.98 per diluted share, for the first quarter of 2025.

FINANCIAL PERFORMANCE

	Three months ended
(unaudited)	March 31, 2025	December 31, 2024	March 31, 2024
Net income (millions)	$69.5	$80.2	$71.4
Basic earnings per common share	$0.99	$1.13	$0.98
Diluted earnings per common share	$0.98	$1.12	$0.98
Return on average assets	1.22%	1.37%	1.23%
Return on average total stockholders' equity	9.84%	11.18%	10.40%
Efficiency ratio	45.60%	45.70%	53.22%

FIRST QUARTER HIGHLIGHTS

●	Net interest margin increased to 3.25% during the first quarter from 3.07% in the fourth quarter of 2024.
●	Total loans, excluding loans held for sale, decreased to $19.35 billion, or 0.12%, from $19.38 billion in the fourth quarter of 2024.
●	Total deposits increased $131.3 million, or 0.7%, to $19.82 billion in the first quarter of 2025.

“We are pleased by the continued increase in the net interest margin compared to the fourth quarter of 2024. During the quarter we completed the $125.0 million share repurchase program announced on May 28th, 2024, by repurchasing 876,906 shares at an average cost of $46.83 per share for a total of $41.1 million”, commented Chang M. Liu, President and Chief Executive Officer of the Company.

INCOME STATEMENT REVIEW

FIRST QUARTER 2025 COMPARED TO THE FOURTH QUARTER 2024

Net income for the quarter ended March 31, 2025, was $69.5 million, a decrease of $10.7 million, or 13.3%, compared to net income of $80.2 million for the fourth quarter of 2024. Diluted earnings per share for the first quarter of 2025 was $0.98 per share compared to $1.12 per share for the fourth quarter of 2024.

Return on average stockholders’ equity was 9.84% and return on average assets was 1.22% for the quarter ended March 31, 2025, compared to a return on average stockholders’ equity of 11.18% and a return on average assets of 1.37% in the fourth quarter of 2024.

Net interest income before provision for credit losses

Net interest income before provision for credit losses increased $5.6 million, or 3.3%, to $176.6 million during the first quarter of 2025, compared to $171.0 million in the fourth quarter of 2024. The increase was due primarily to a decrease in interest deposit expense, partially offset by a decrease in interest income from loans and securities.

The net interest margin was 3.25% for the first quarter of 2025 compared to 3.07% for the fourth quarter of 2024.

For the first quarter of 2025, the yield on average interest-earning assets was 5.89%, the cost of funds on average interest-bearing liabilities was 3.46%, and the cost of average interest-bearing deposits was 3.43%. In comparison, for the fourth quarter of 2024, the yield on average interest-earning assets was 5.92%, the cost of funds on average interest-bearing liabilities was 3.75%, and the cost of average interest-bearing deposits was 3.72%. The decrease in the yield on average interest-bearing liabilities resulted mainly from lower interest rates on deposits driven by the lower repricing of maturing time deposits in the first quarter. The decrease in the yield on average interest-earning assets resulted mainly from lower interest rates on loans due to the decreasing rate environment. The net interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, was 2.43% for the first quarter of 2025, compared to 2.17% for the fourth quarter of 2024.

Provision for credit losses

The Company recorded a provision for credit losses of $15.5 million in the first quarter of 2025 compared to $14.5 million in the fourth quarter of 2024. As of March 31, 2025, the allowance for credit losses increased by $13.6 million to $185.0 million, or 0.96% of gross loans, compared to $171.4 million, or 0.88% of gross loans as of December 31, 2024.

The following table sets forth the charge-offs and recoveries for the periods indicated:

	Three months ended
	March 31, 2025	December 31, 2024	March 31, 2024
	(In thousands) (Unaudited)
Charge-offs:
Commercial loans	$2,344	$14,064	$1,939
Real estate loans (1)	—	2,472	254
Installment and other loans	—	7	—
Total charge-offs	2,344	16,543	2,193
Recoveries:
Commercial loans	270	75	812
Real estate loans (1)	97	133	241
Installment and other loans	—	2	—
Total recoveries	367	210	1,053
Net charge-offs	$1,977	$16,333	$1,140

(1) Real estate loans include commercial real estate loans, residential mortgage loans and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), wealth management fees, and other sources of fee income, was $11.2 million for the first quarter of 2025, a decrease of $4.3 million, or 27.6%, compared to $15.5 million for the fourth quarter of 2024. The decrease was primarily due to a decrease of $2.9 million in gain on equity securities, when compared to the fourth quarter of 2024.

Non-interest expense

Non-interest expense increased $0.5 million, or 0.6%, to $85.7 million in the first quarter of 2025 compared to $85.2 million in the fourth quarter of 2024. The increase in non-interest expense in the first quarter of 2025 was primarily due to an increase of $2.2 million, in FDIC and State assessments, an increase of $1.1 million in computer and equipment offset, in part, by a decrease of $1.7 million in amortization expense of investments in low-income housing and alternative energy partnerships, and a decrease of $1.3 million in professional services, when compared to the fourth quarter of 2024. The efficiency ratio, defined as non-interest expense divided by the sum of net interest income before provision for loan losses plus non-interest income, was 45.60% in the first quarter of 2025 compared to 45.70% for the fourth quarter of 2024.

Income taxes

The effective tax rate for the first quarter of 2025 was 19.82% compared to 7.57% for the fourth quarter of 2024. The effective tax rate for the first quarter of 2025 includes the impact of low-income housing tax credits and for the fourth quarter of 2024 includes the impact of alternative energy investments and low-income housing tax credits.

BALANCE SHEET REVIEW

Gross loans, excluding loans held for sale, were $19.35 billion as of March 31, 2025, a decrease of $22.9 million, or 0.12%, from $19.38 billion as of December 31, 2024. The decrease was primarily due to a decrease of $99.6 million, or 3.2%, in commercial loans, and $65.5 million, or 1.2%, in residential mortgage loans offset by an increase of $127.1 million, or 1.3%, in commercial real estate loans.

The loan balances and composition as of March 31, 2025, compared to December 31, 2024, and March 31, 2024, are presented below:

	March 31, 2025	December 31, 2024	March 31, 2024
	(In thousands) (Unaudited)
Commercial loans	$2,998,423	$3,098,004	$3,132,580
Construction loans	332,729	319,649	382,775
Commercial real estate loans	10,160,934	10,033,830	9,821,807
Residential mortgage loans	5,623,564	5,689,097	5,841,846
Equity lines	231,184	229,995	245,222
Installment and other loans	6,169	5,380	5,166
Gross loans	$19,353,003	$19,375,955	$19,429,396

Allowance for loan losses	(173,936)	(161,765)	(154,589)
Unamortized deferred loan fees	(11,657)	(10,541)	(11,737)
Total loans held for investment, net	$19,167,410	$19,203,649	$19,263,070

Loans held for sale	$11,759	$—	$23,171

Total deposits were $19.82 billion as of March 31, 2025, an increase of $131.3 million, or 0.7%, from $19.69 billion as of December 31, 2024.

The deposit balances and composition as of March 31, 2025, compared to December 31, 2024, and March 31, 2024, are presented below:

	March 31, 2025	December 31, 2024	March 31, 2024
	(In thousands) (Unaudited)
Non-interest-bearing demand deposits	$3,361,245	$3,284,342	$3,289,539
NOW deposits	2,131,445	2,205,695	2,331,486
Money market deposits	3,423,953	3,372,773	3,117,557
Savings deposits	1,266,561	1,252,788	1,039,144
Time deposits	9,634,324	9,570,601	10,068,533
Total deposits	$19,817,528	$19,686,199	$19,846,259

ASSET QUALITY REVIEW

As of March 31, 2025, total non-accrual loans were $154.6 million, a decrease of $14.6 million, or 8.6%, from $169.2 million as of December 31, 2024.

The allowance for loan losses was $173.9 million and the allowance for off-balance sheet unfunded credit commitments was $11.0 million as of March 31, 2025. The allowances represent the amount estimated by management to be appropriate to absorb expected credit losses inherent in the loan portfolio, including unfunded credit commitments. The allowance for loan losses represented 0.90% of period-end gross loans, and 112.06% of non-performing loans as of March 31, 2025. The comparable ratios were 0.83% of period-end gross loans, and 93.39% of non-performing loans as of December 31, 2024.

The changes in non-performing assets and loan modifications to borrowers experiencing financial difficulty as of March 31, 2025, compared to December 31, 2024, and March 31, 2024, are presented below:

(In thousands) (Unaudited)	March 31, 2025	December 31, 2024	% Change	March 31, 2024	% Change
Non-performing assets
Accruing loans past due 90 days or more	$595	$4,050	(85)	$7,560	(92)

Non-accrual loans:
Construction loans	—	—	—	22,998	(100)
Commercial real estate loans	76,802	83,128	(8)	47,465	62
Commercial loans	53,362	59,767	(11)	14,642	264
Residential mortgage loans	24,462	26,266	(7)	13,002	88
Total non-accrual loans:	$154,626	$169,161	(9)	$98,107	58
Total non-performing loans	155,221	173,211	(10)	105,667	47
Other real estate owned	18,484	23,071	(20)	19,441	(5)
Total non-performing assets	$173,705	$196,282	(12)	$125,108	39
Accruing loan modifications to borrowers experiencing financial difficulties	$8,213	$—	—	$—	—
Allowance for loan losses	$173,936	$161,765	8	$154,589	13
Total gross loans outstanding, at period-end	$19,353,003	$19,375,955	(0)	$19,429,396	(0)

Allowance for loan losses to non-performing loans, at period-end	112.06%	93.39%		146.30%
Allowance for loan losses to gross loans, at period-end	0.90%	0.83%		0.80%

The ratio of non-performing assets to total assets was 0.75% as of March 31, 2025, compared to 0.85% as of December 31, 2024. Total non-performing assets decreased $22.6 million, or 11.5%, to $173.7 million as of March 31, 2025, compared to $196.3 million as of December 31, 2024, primarily due to a decrease of $14.5 million, or 8.6%, in non-accrual loans, a decrease of $4.6 million, or 19.9%, in other real estate owned, and a decrease of $3.5 million, or 85.3%, in accruing loans past due 90 days or more.

CAPITAL ADEQUACY REVIEW

As of March 31, 2025, the Company’s Tier 1 risk-based capital ratio of 13.57%, total risk-based capital ratio of 15.19%, and Tier 1 leverage capital ratio of 11.06%, calculated under the Basel III capital rules, continue to place the Company in the “well capitalized” category for regulatory purposes, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 8%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. As of December 31, 2024, the Company’s Tier 1 risk-based capital ratio was 13.54%, total risk-based capital ratio was 15.08%, and Tier 1 leverage capital ratio was 10.96%.

CONFERENCE CALL

Cathay General Bancorp will host a conference call to discuss its first quarter 2025 financial results this afternoon, Monday, April 21, 2025, at 3:00 p.m., Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-833-816-1377 and enter Conference ID 10198304. The presentation accompanying this call and access to the live webcast is available on our site at www.cathaygeneralbancorp.com and a replay of the webcast will be archived for one year within 24 hours after the event.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is a publicly traded company (Nasdaq: CATY) and is the holding company for Cathay Bank, a California state-chartered bank.  Founded in 1962, Cathay Bank offers a wide range of financial services and currently operate over 60 branches across the United States in California, New York, Washington, Texas, Illinois, Massachusetts, Maryland, Nevada, and New Jersey. Overseas, it has a branch outlet in Hong Kong, and representative offices in Beijing, Shanghai, and Taipei. To learn more about Cathay Bank, please visit www.cathaybank.com. Cathay General Bancorp’s website is at www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management’s beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as “aims,” “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “projects,” “predicts,” “potential,” “possible,” “optimistic,” “seeks,” “shall,” “should,” “will,” and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from local, regional, national and international business, market and economic conditions and events, the potential for new or increased tariffs, trade restrictions or geopolitical tensions that could affect economic activity or specific industry sectors and the impact they may have on us, our customers and our operations, assets and liabilities; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to including potential future supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation; higher capital requirements from the implementation of the Basel III capital standards; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; our ability to generate anticipated returns on our investments and financings, including in tax-advantaged projects; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; natural disasters, public health crises and geopolitical events; general economic or business conditions in Asia, and other regions where Cathay Bank has operations; failures, interruptions, or security breaches of our information systems; our ability to adapt our systems to technological changes; risk management processes and strategies; adverse results in legal proceedings; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in accounting standards or tax laws and regulations; market disruption and volatility; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuance of preferred stock; successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; and general competitive, economic political, and market conditions and fluctuations.

These and other factors are further described in Cathay General Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2024 (Item 1A in particular), other reports filed with the Securities and Exchange Commission (“SEC”), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we undertake no obligation to update or review any forward-looking statement to reflect circumstances, developments or events occurring after the date on which the statement is made or to reflect the occurrence of unanticipated events.

CATHAY GENERAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Three months ended
(In thousands, except per share data)	March 31, 2025	December 31, 2024	March 31, 2024

Financial performance
Net interest income before provision for credit losses	$176,639	$171,012	$168,572
Provision for credit losses	15,500	14,500	1,900
Net interest income after provision for credit losses	161,139	156,512	166,672
Non-interest income	11,204	15,473	6,611
Non-interest expense	85,656	85,219	93,239
Income before income tax expense	86,687	86,766	80,044
Income tax expense	17,181	6,565	8,609
Net income	$69,506	$80,201	$71,435

Net income per common share:
Basic	$0.99	$1.13	$0.98
Diluted	$0.98	$1.12	$0.98
Cash dividends paid per common share	$0.34	$0.34	$0.34

Selected ratios
Return on average assets	1.22%	1.37%	1.23%
Return on average total stockholders’ equity	9.84%	11.18%	10.40%
Efficiency ratio	45.60%	45.70%	53.22%
Dividend payout ratio	34.32%	29.95%	34.59%

Yield analysis (Fully taxable equivalent)
Total interest-earning assets	5.89%	5.92%	6.01%
Total interest-bearing liabilities	3.46%	3.75%	3.87%
Net interest spread	2.43%	2.17%	2.14%
Net interest margin	3.25%	3.07%	3.05%

Capital ratios	March 31, 2025	December 31, 2024	March 31, 2024
Tier 1 risk-based capital ratio	13.57%	13.54%	13.08%
Total risk-based capital ratio	15.19%	15.08%	14.55%
Tier 1 leverage capital ratio	11.06%	10.96%	10.71%

CATHAY GENERAL BANCORP

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)	March 31, 2025	December 31, 2024	March 31, 2024

Assets
Cash and due from banks	$175,027	$157,167	$165,284
Short-term investments and interest bearing deposits	1,209,487	882,353	1,010,651
Securities available-for-sale (amortized cost of $1,535,896 at March 31, 2025, $1,668,661 at December 31, 2024 and $1,783,915 at March 31, 2024)	1,434,040	1,547,128	1,653,167
Loans held for sale	11,759	—	23,171
Loans	19,353,003	19,375,955	19,429,396
Less: Allowance for loan losses	(173,936)	(161,765)	(154,589)
Unamortized deferred loan fees, net	(11,657)	(10,541)	(11,737)
Loans, net	19,167,410	19,203,649	19,263,070
Equity securities	30,238	34,429	31,380
Federal Home Loan Bank stock	17,250	17,250	17,250
Other real estate owned, net	18,484	23,071	19,441
Affordable housing investments and alternative energy partnerships, net	285,707	289,611	330,912
Premises and equipment, net	89,760	88,676	90,454
Customers’ liability on acceptances	12,678	14,061	17,074
Accrued interest receivable	95,755	97,779	97,937
Goodwill	375,696	375,696	375,696
Other intangible assets, net	3,101	3,335	4,131
Right-of-use assets- operating leases	30,021	28,645	31,698
Other assets	248,609	291,831	273,487
Total assets	$23,205,022	$23,054,681	$23,404,803

Liabilities and Stockholders’ Equity
Deposits:
Non-interest-bearing demand deposits	$3,361,245	$3,284,342	$3,289,539
Interest-bearing deposits:
NOW deposits	2,131,445	2,205,695	2,331,486
Money market deposits	3,423,953	3,372,773	3,117,557
Savings deposits	1,266,561	1,252,788	1,039,144
Time deposits	9,634,324	9,570,601	10,068,533
Total deposits	19,817,528	19,686,199	19,846,259

Advances from the Federal Home Loan Bank	95,000	60,000	265,000
Other borrowings for affordable housing investments	17,696	17,740	17,557
Long-term debt	119,136	119,136	119,136
Acceptances outstanding	12,678	14,061	17,074
Lease liabilities - operating leases	32,120	30,851	34,325
Other liabilities	245,705	280,990	327,380
Total liabilities	20,339,863	20,208,977	20,626,731
Stockholders' equity	2,865,159	2,845,704	2,778,072
Total liabilities and equity	$23,205,022	$23,054,681	$23,404,803

Book value per common share	$40.91	$40.16	$38.22
Number of common shares outstanding	70,034,708	70,863,324	72,688,191

CATHAY GENERAL BANCORP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended
	March 31, 2025	December 31, 2024	March 31, 2024
	(In thousands, except share and per share data)
Interest and Dividend Income
Loan receivable, including loan fees	$293,984	$300,991	$302,528
Investment securities	12,103	13,587	14,951
Federal Home Loan Bank stock	379	379	431
Deposits with banks	12,929	15,025	14,732
Total interest and dividend income	319,395	329,982	332,642

Interest Expense
Time deposits	96,066	111,082	109,546
Other deposits	42,434	44,557	42,788
Advances from Federal Home Loan Bank	1,904	766	9,316
Long-term debt	2,020	2,194	1,721
Short-term borrowings	332	371	699
Total interest expense	142,756	158,970	164,070

Net interest income before provision for credit losses	176,639	171,012	168,572
Provision for credit losses	15,500	14,500	1,900
Net interest income after provision for credit losses	161,139	156,512	166,672

Non-Interest Income
Net losses from equity securities	(4,191)	(1,312)	(9,027)
Debt securities losses, net	—	—	1,107
Letters of credit commissions	2,091	2,063	1,717
Depository service fees	1,752	1,674	1,550
Wealth management fees	6,169	6,194	5,638
Other operating income	5,383	6,854	5,626
Total non-interest income	11,204	15,473	6,611

Non-Interest Expense
Salaries and employee benefits	42,427	42,526	43,552
Occupancy expense	5,737	5,724	5,967
Computer and equipment expense	6,054	4,923	5,068
Professional services expense	7,448	8,761	6,992
Data processing service expense	4,406	4,234	3,929
FDIC and State assessments	3,399	1,198	6,089
Marketing expense	1,878	1,518	1,914
Other real estate owned expense	244	368	253
Amortization of investments in low income housing and alternative energy partnerships	9,054	10,728	14,432
Amortization of core deposit intangibles	250	250	339
Other operating expense	4,759	4,989	4,704
Total non-interest expense	85,656	85,219	93,239

Income before income tax expense	86,687	86,766	80,044
Income tax expense	17,181	6,565	8,609
Net income	$69,506	$80,201	$71,435
Net income per common share:
Basic	$0.99	$1.13	$0.98
Diluted	$0.98	$1.12	$0.98

Cash dividends paid per common share	$0.34	$0.34	$0.34
Basic average common shares outstanding	70,379,835	71,168,983	72,673,974
Diluted average common shares outstanding	70,679,640	71,491,518	72,971,157

CATHAY GENERAL BANCORP

AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Unaudited)

	Three months ended
(In thousands)(Unaudited)	March 31, 2025		December 31, 2024		March 31, 2024
	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Interest-earning assets:
Loans (1)	$19,332,602	6.17%	$19,345,616	6.19%	$19,498,954	6.24%
Taxable investment securities	1,457,724	3.37%	1,542,577	3.50%	1,638,317	3.67%
FHLB stock	17,250	8.92%	17,250	8.75%	23,006	7.53%
Deposits with banks	1,202,304	4.36%	1,265,496	4.72%	1,093,972	5.42%
Total interest-earning assets	$22,009,880	5.89%	$22,170,939	5.92%	$22,254,249	6.01%

Interest-bearing liabilities:
Interest-bearing demand deposits	$2,142,241	1.68%	$2,131,978	1.85%	$2,312,246	2.19%
Money market deposits	3,382,292	3.43%	3,259,771	3.52%	3,114,298	3.53%
Savings deposits	1,289,628	1.57%	1,306,584	1.76%	1,046,103	1.10%
Time deposits	9,582,826	4.07%	9,932,776	4.45%	9,720,917	4.53%
Total interest-bearing deposits	$16,396,987	3.43%	$16,631,109	3.72%	$16,193,564	3.78%
Other borrowed funds	215,021	4.22%	111,142	4.07%	730,779	5.51%
Long-term debt	119,136	6.88%	119,136	7.33%	119,136	5.81%
Total interest-bearing liabilities	16,731,144	3.46%	16,861,387	3.75%	17,043,479	3.87%

Non-interest-bearing demand deposits	3,305,149		3,318,350		3,338,551

Total deposits and other borrowed funds	$20,036,293		$20,179,737		$20,382,030

Total average assets	$23,187,863		$23,332,869		$23,451,901
Total average equity	$2,864,709		$2,854,994		$2,761,843

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

CATHAY GENERAL BANCORP

GAAP to NON-GAAP RECONCILIATION

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. Tangible equity and tangible equity to tangible assets ratio are non-GAAP financial measures. Tangible equity and tangible assets represent stockholders’ equity and total assets, respectively, which have been reduced by goodwill and other intangible assets. Given that the use of such measures and ratios is prevalent in the banking industry, and such measures and ratios are used by banking regulators and analysts, the Company has included them below for discussion.

		As of
		March 31, 2025	December 31, 2024	March 31, 2024
		(In thousands) (Unaudited)
Stockholders' equity	(a)	$2,865,159	$2,845,704	$2,778,072
Less: Goodwill		(375,696)	(375,696)	(375,696)
Other intangible assets (1)		(3,101)	(3,335)	(4,131)
Tangible equity	(b)	$2,486,362	$2,466,673	$2,398,245

Total assets	(c)	$23,205,022	$23,054,681	$23,404,803
Less: Goodwill		(375,696)	(375,696)	(375,696)
Other intangible assets (1)		(3,101)	(3,590)	(4,461)
Tangible assets	(d)	$22,826,225	$22,675,395	$23,024,646

Number of common shares outstanding	(e)	70,034,708	70,863,324	72,688,191

Total stockholders' equity to total assets ratio	(a)/(c)	12.35%	12.34%	11.87%
Tangible equity to tangible assets ratio	(b)/(d)	10.89%	10.88%	10.42%
Tangible book value per share	(b)/(e)	$35.50	$34.81	$32.99

		Three Months Ended
		March 31, 2025	December 31, 2024	March 31, 2024
		(In thousands) (Unaudited)
Net Income		$69,506	$80,201	$71,435
Add: Amortization of other intangibles (1)		283	256	330
Tax effect of amortization adjustments (2)		(84)	(76)	(98)
Tangible net income	(f)	$69,705	$80,381	$71,667

Return on tangible common equity (3)	(f)/(b)	11.21%	13.03%	11.95%

(1) Includes core deposit intangibles and mortgage servicing
(2) Applied the statutory rate of 29.65%.
(3) Annualized